Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the InterContinental Hotels Group Long Term Incentive Plan and the InterContinental Hotels Group Annual Performance Plan of our reports dated February 17, 2014, with respect to the consolidated financial statements of InterContinental Hotels Group PLC and the effectiveness of internal control over financial reporting of InterContinental Hotels Group PLC included in its Annual Report and Form 20-F for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

London, England
August 5, 2014